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                                                                       EXHIBIT 5

                                 June 20, 1997

UtiliCorp United Inc.
20 West Ninth Street
Kansas City, Missouri 64105

Ladies and Gentlemen:

    We refer to the Registration Statement of UtiliCorp United Inc. (the "Company") on Form S-3, to be filed with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 5,000,000 shares of the Company's Common Stock, par value $1.00 per share (the "Common Stock"), in connection with the Company's Dividend Reinvestment and Common Stock Purchase Plan. We are familiar with the proceedings to date with respect to such proposed sale and have examined such records, documents and matters of law and satisfied ourselves as to such matters of fact as we have considered relevant for the purposes of this opinion.

    Based upon the foregoing, it is our opinion that the 5,000,000 shares of Common Stock proposed to be offered for sale by the Company will be, when issued as contemplated by the Registration Statement, legally issued, fully paid and non-assessable.

    We hereby consent to the filing of this opinion as an exhibit to said Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                    Very truly yours,

                                    /s/ Blackwell Sanders Matheny Weary &
                                    Lombardi LLP